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FOR IMMEDIATE RELEASE

Company Contact:
Richard D. Falcone, CFO                                 Leon Berman
TACT                                                    Makovsky & Company
732-499-8228                                            212-508-9641
rfalcone@tact.com                                       lberman@makovsky.com

             TACT IS GRANTED NASDAQ HEARING REGARDING LISTING STATUS

NEW YORK, New York, (August 28, 2001) - TACT (Nasdaq NNM: TACX) today announced that it's request for a hearing before a Nasdaq Listing Qualifications Panel was granted. The hearing is scheduled for September 27, 2001. The request for this hearing, which was announced in a press release on August 15, 2001, was the result of a Nasdaq Staff Determination indicating that the Company fails to comply with the Minimum Bid Price and Market Value of Public Float requirements for continued listing of its common stock. On August 23, 2001, the Company received an additional notice from Nasdaq indicating that the Company also failed to comply with the Net Tangible Assets or Shareholders' Equity requirements. This issue will also be addressed at the Company's hearing on September 27, 2001. The panel will determine whether the Company's common stock will continue trading on the Nasdaq National Market or if it will transition to the Nasdaq SmallCap Market or to the OTC Electronic Bulletin Board System. There can be no assurance the Panel will grant the Company a favorable ruling for continued listing.

About TACT

TACT (Nasdaq: TACX) is an end-to-end IT Services and e-Services provider to Fortune 1000 companies and other large organizations. TACT provides its clients with modernization services, which include the e-Valuation of systems that should be replaced and rewritten, enhanced, converted or Web Enabled. Replacement systems are written or re-written as Web Based utilizing state of the art leading tools such as Java and Visual Studio. More information about TACT(R) can be found at its web site at

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT's plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2001.